Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We consent to the reference to our firm under the caption “Experts” and to the use of our reports dated February 13, 2017 with respect to the combined financial statements of Hess Midstream Partners LP Predecessor, and the financial statements of Hess Midstream Partners LP, in Amendment No. 11 to the Registration Statement (Form S-1 No. 333-198896) and related Prospectus of Hess Midstream Partners LP for the registration of common units representing limited partner interests.

/s/ Ernst & Young LLP

Houston, TX

March 24, 2017